Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations:
Jody Burfening
Media Contact:
Chenoa Taitt
Lippert Heilshorn & Associates, Inc.
(212) 838-3777

WATSON WYATT & COMPANY HOLDINGS REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2004

WASHINGTON DC, November 5, 2003 – Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced financial results for the first quarter of fiscal 2004 ended September 30, 2003.

Revenues were $171.0 million for the quarter, compared to $179.0 million for the first quarter of fiscal 2003.  First-quarter income from continuing operations was $12.5 million or $0.37 per diluted share, compared to $13.1 million or $0.39 per diluted share in the first quarter of last year.   Income from continuing operations includes a severance charge of $2.6 million, or $0.05 per diluted share after tax, related to headcount reductions that were announced in July 2003.

Additionally, income from continuing operations includes a non-operating gain of $5.6 million, resulting from a credit from PCIC, the company’s captive insurance company, related to an aggregate stop-loss insurance policy.  The company also recorded a $5.6 million supplemental bonus accrual in the first quarter that is incremental to the company’s normal bonus program, but will be paid out at year-end with the regular bonus cycle.

“Our performance in the quarter was ahead of expectations, on both a revenue and bottom-line basis,” said John Haley, President and CEO of Watson Wyatt.  “This was largely due to the earlier-than-expected realization of new client revenue in our Benefits Group, particularly in September.  While our overall outlook remains cautious, new client wins and an increased level of proposal activity indicate that the growth prospects for our core Benefits Group appear to be increasing.”

As of September 30, 2003, the company had cash and cash equivalents of $118.3 million.  During the quarter, the company used $26.1 million of cash.  The decrease in cash from June 30, 2003, to September 30, 2003, follows a typical pattern of cash flow for the company that is attributable to the payment of prior-year bonuses in the first quarter of each fiscal year.

First Quarter Fiscal 2004 Operating Highlights

•      Benefits Group revenues (representing 61% of total first-quarter revenues) were $103.9 million, up almost 2% from $102.0 million in the prior-year first quarter.  The company had expected flat quarter-over-quarter revenues due to the fact that first quarter prior-year revenues included approximately $3 million in special project work.  However, revenues from new client work began earlier than the company had anticipated, resulting in growth for the quarter.

•      Technology Solutions Group revenues (representing 12% of total first-quarter revenues) were $20.3 million, versus prior-year first-quarter revenues of $26.3 million.  The decline relates to longer sales cycles and continuing delays in discretionary IT spending.

•      Human Capital Group revenues (representing 6% of total first-quarter revenues) totaled $10.2 million in the first quarter, versus $11.2 million in the prior year.  Revenue declines relate to continued softness in broad-based talent management consulting, which was partially offset by continued demand for executive compensation consulting.

•      International segment revenues (representing 11% of total first-quarter revenues) of $18.9 million grew 6% over prior-year first quarter revenues on a nominal basis, but were down 1% on a constant currency basis.    Retirement revenues in Asia-Pacific were stable, but similar to the company’s North American operations, technology and human capital spending was sluggish.

Outlook for Fiscal Year 2004

Watson Wyatt’s outlook for the second quarter and full fiscal year 2004 remains cautious.  For the second quarter of 2004, the company expects revenues to be 2% to 3% lower than the prior year’s second quarter.  While the company expects the Benefits Group to realize higher levels of growth related to new client work, Technology Solutions Group revenues are expected to continue to decline.  Although the backlog for the Technology Solutions Group is holding steady, sales cycles continue to be long and client budgets for discretionary IT spending remain restricted.  Fully diluted earnings per share for the second quarter of fiscal 2004 are expected to be in the $0.27 to $0.29 range.

For the full fiscal year 2004, Watson Wyatt is maintaining its previous guidance of flat to 1% revenue growth.  The company expects fully diluted earnings per share to be in the range of $1.52 to $1.54.  Based on current economic conditions, the company expects Benefits Group revenues to increase; however, Technology Solutions and Human Capital Group revenues will continue to be negatively affected by lower levels of discretionary client spending.  Operating expenses are expected to increase due to higher insurance premiums, costs related to Sarbanes-Oxley compliance and modest raises for employees, which are expected to be offset by future savings related to lower headcount.

Conference Call

The company will host a live webcast and conference call that can be accessed via the Internet on Wednesday, November 5, 2003, to discuss the financial results for the first quarter of fiscal year 2004.  It will begin at 9:00 a.m. Eastern Time.  A replay of the webcast will be available two hours after the live call for a period of one year.  To access the live webcast or replay, visit www.watsonwyatt.com/investors/confcall.asp.

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human capital strategies and related technology solutions.  The firm is headquartered in Washington, D.C., and has 3,975 associates in 60 offices in the Americas and Asia-Pacific.  Together with Watson Wyatt LLP, a leading Europe-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide.  Watson Wyatt Worldwide has more than 6,200 associates in 88 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to our continued ability to recruit and retain qualified associates; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K dated September 23, 2003, which is on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

(Tables Follow)

WATSON WYATT & COMPANY HOLDINGS

Consolidated Statements of Operations

(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended September 30,
	2003	2002
	(Unaudited)
Revenue	$170,983	$178,958

Costs of providing services:
Salaries and employee benefits	105,073	101,513
Professional and subcontracted services	9,086	10,818
Occupancy, communications and other	23,518	26,628
General and administrative expenses	15,601	14,390
Depreciation and amortization	4,652	5,079
	157,930	158,428

Income from operations	13,053	20,530

Income from affiliates	1,790	849
Interest income, net	214	242
Other non-operating income	6,125	520

Income from continuing operations before income taxes	21,182	22,141
Provision for income taxes	8,685	9,078

Income from continuing operations	12,497	13,063

Discontinued operations:
Sublease income from discontinued operations, less applicable income tax expense for the three months ended September 30, 2003	10	—

Net income	$12,507	$13,063

Basic earnings per share:
Income from continuing operations	$0.38	$0.40
Income from discontinued operations	—	—
Net income	$0.38	$0.40

Diluted earnings per share:
Income from continuing operations	$0.37	$0.39
Income from discontinued operations	—	—
Net income	$0.37	$0.39

Weighted average shares of common stock, basic (000)	33,078	32,945
Weighted average shares of common stock, diluted (000)	33,424	33,291

WATSON WYATT & COMPANY HOLDINGS

Supplemental Segment Data

(Thousands of U.S. Dollars)

	Three Months Ended September 30,
	2003	2002
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$103,868	$102,000
Technology Solutions Group (formerly eHR)	20,269	26,308
Human Capital Group	10,166	11,246
International	18,945	17,918
Other	11,693	13,953
Total segment revenue	164,941	171,425
Reimbursable expenses and other	6,042	7,533
Consolidated revenue	$170,983	$178,958

Net operating income
Benefits Group	$22,041	$25,870
Technology Solutions Group (formerly eHR)	1,413	4,760
Human Capital Group	(256)	74
International	(66)	378
Other	687	2,144
Total segment net operating income	23,819	33,226
Discretionary compensation and other	(2,637)	(11,085)

Income before income taxes	$21,182	$22,141

	September 30,
	2003	2002
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	1,660	1,630
Technology Solutions Group (formerly eHR)	365	439
Human Capital Group	160	213
International	970	1,019
Other	600	693
Total segment associates	3,755	3,994
Corporate	220	231
Total	3,975	4,225

WATSON WYATT & COMPANY HOLDINGS

Consolidated Balance Sheets

(Thousands of U.S. Dollars, Except Per Share Data)

	September 30, 2003	June 30, 2003
	(Unaudited)
Assets
Cash and cash equivalents	$118,303	$144,374
Receivables from clients:
Billed, net of allowances of $1,909 and $862	80,291	78,373
Unbilled, net of allowances of $625 and $419	65,971	60,549
	146,262	138,922

Deferred income taxes	—	3,885
Other current assets	18,935	11,448
Total current assets	283,500	298,629

Investment in affiliates	27,309	26,431
Fixed assets, net	59,125	60,716
Deferred income taxes	102,205	101,214
Goodwill and intangible assets	20,816	20,878
Other assets	5,994	6,594

Total Assets	$498,949	$514,462

Liabilities

Accounts payable and accrued liabilities	$82,308	$114,013
Income taxes payable	621	15,308
Deferred income taxes	3,104	—
Total current liabilities	86,033	129,321

Accrued retirement benefits	203,833	195,705
Deferred rent and accrued lease losses	5,169	4,608
Other noncurrent liabilities	33,547	33,091

Total Liabilities	328,582	362,725

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - No par value:
1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock - $.01 par value:
69,000,000 shares authorized; 33,273,568 and 33,087,880 issued and 33,237,205 and 32,943,156 outstanding	333	331
Additional paid-in capital	149,740	145,922
Treasury stock, at cost - 36,363 and 144,724 shares	(743)	(2,956)
Retained earnings	90,024	77,517
Accumulated other comprehensive loss	(68,987)	(69,077)
Total Stockholders’ Equity	170,367	151,737

Total Liabilities and Stockholders’ Equity	$498,949	$514,462

WATSON WYATT & COMPANY HOLDINGS

Consolidated Statements of Cash Flows

(Thousands of U.S. Dollars)

	Three months ended September 30
	2003	2002
Cash flows from operating activities:
Net income	$12,507	$13,063
Adjustments to reconcile net income to net cash from operating activities:
PCIC gain	(5,600)	—
Provision for doubtful receivables from clients	2,586	2,859
Depreciation	4,570	5,002
Amortization of intangible assets	82	79
Provision for (benefit from) deferred income taxes	5,998	—
Income from affiliates	(1,790)	(849)
Distributions from affiliates	1,065	1,004
Other, net	(554)	(358)
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(9,926)	(6,103)
Other current assets	(7,487)	1,814
Other assets	600	352
Accounts payable and accrued liabilities	(22,022)	(41,178)
Income taxes payable	(14,687)	(993)
Accrued retirement benefits	8,128	6,955
Deferred rent and accrued lease losses	561	79
Other noncurrent liabilities	433	267
Net cash from operating activities	(25,536)	(18,007)

Cash flows used in investing activities:
Purchases of fixed assets	(3,593)	(5,318)
Proceeds from divestitures	525	520
Acquisitions and contingent consideration payments	(43)	(298)
Investments in affiliates	—	(1,961)
Net cash used in investing activities	(3,111)	(7,057)

Cash flows used in financing activities:
Issuances of common stock - exercises of stock options	305	56
Issuances of common stock - employee stock purchase plan	1,608	1,460
Repurchases of common stock	—	(7,393)
Net cash used in financing activities	1,913	(5,877)

Effect of exchange rates on cash	663	(877)

Decrease in cash and cash equivalents	(26,071)	(31,818)

Cash and cash equivalents at beginning of period	144,374	95,974

Cash and cash equivalents at end of period	$118,303	$64,156